DAVIS POLK & WARDWELL
                             450 LEXINGTON AVENUE
                              NEW YORK, NY 10017
                                  212-450-4000


                                                     August 30, 2000


The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

     We have acted as counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by The AES Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company of $2,999,997.81 aggregate principal amount of common stock, par value $0.01 per share, (the "Common Stock") of the Company. The Common Stock was originally sold as part of the investment consideration in connection with the Preferred Stock Purchase Agreement dated as of August 17, 2000 among the Company, AES Teleinvest, LLC, ibrite, Inc. and certain investors described therein (the "Purchase Agreement").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, we are of the opinion that:

     The Common Stock, issued to ibrite, Inc. as part of the investment consideration pursuant to the Purchase Agreement has been duly authorized, validly issued and delivered in accordance with the terms of the Purchase Agreement, fully paid and nonassessable.


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The AES Corporation                   2                          August 30, 2000


     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the general corporation law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,

                                                     /S/ DAVIS POLK & WARDWELL